Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies Announces Multiple Unit EcaFlo(TM) Equipment Sale to a Repeat Food Industry Customer

Tuesday March 7, 10:59 am ET

LITTLE RIVER, S.C.--(BUSINESS WIRE)--March 7, 2006--Integrated Environmental Technologies, Ltd. (OTCBB:IEVM - News) announced today the sale four (4) EcaFlo(TM) Model 160 LP devices to Unitherm Food Systems, Inc. of Bristow, Oklahoma. EcaFlo(TM) equipment utilizes electro-chemical activation technology to produce environmentally responsible biocides from a weak saline solution.

"This multi-unit sale is made to a repeat customer who first purchased an EcaFlo(TM) Model 080 in October, 2005," said IEVM President and CEO, William Prince. Prince further stated, "Unitherm plans to integrate these Model 160's into food safety applications, utilizing the natural biocides produced by the EcaFlo(TM) equipment to kill food-borne pathogens. This sale is an indication of the continuing success of EcaFlo(TM) solutions in actual service locations."

David Howard, President of Unitherm Food Systems, Inc., said, "We are excited to be working with IET and their EcaFlo(TM) line of equipment. It will give us an additional tool to offer our customers in the food processing industry."

About Integrated Environmental Technologies, Ltd. and its wholly owned operating subsidiary I.E.T., Inc:

1) EcaFlo(TM) Division - IET is licensed in the United States by Electro-Chemical Technologies Ltd. This division designs, markets, assembles and sells equipment under the EcaFlo(TM) name brand. This specially designed and built equipment produces reliable, environmentally friendly solutions, through the electro-chemical activation process (ECA), that effectively control bacteria, viruses, fungi and other microorganisms without harming the environment.

To learn more about IEVM's EcaFlo(TM) Division, please visit our websites at www.ietusa.net and www.ietltd.net.

Forward-Looking Statements: The statements in this press release regarding the sale of EcaFlo(TM) equipment to Unitherm, future opportunities and any other effect, result or aspect of EcaFlo(TM) equipment and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including but not limited to, costs and difficulties related to the sale of EcaFlo(TM) equipment, the state of the Company's current operations, results of tests, applicability of the Company's technology, costs, delays, and any other difficulties related to the Company's business plan, the company's sources of liquidity, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, marketability of the Company's EcaFlo(TM) equipment and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements IEVM makes in this news release include market conditions and those set forth in reports or documents IEVM files from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Integrated Environmental Technologies, Ltd.

William E. Prince, President and CEO, 843-390-2500

president@ietltd.net